CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated May 20, 2004 for Birmiwal Oasis Fund and to all references to our firm included in or made a part of this Post-effective Amendment No. 1 to the Registration Statement for Birmiwal Oasis Fund (SEC file number 811-21289), including the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Accountants” in the Statement of Additional Information.

/s/ Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.

Westlake, Ohio

July 29, 2004